UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2006 (October 26, 2006)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (740) 549-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2006, Greif International Holding B.V., Greif Belgium BVBA, Greif Bros. Canada Inc., Greif France Holdings S.A.S., Greif Nederland B.V., and Paauw Holdings B.V. (all of which are indirect subsidiaries of Greif, Inc.) executed a Share and Assets Sale Agreement with Blagden Packaging Nederland B.V., Blagden Packaging Rumbeke NV, Blagden Packaging Wichelen NV, Blagden Packaging Zwolle B.V., and VanLoon Consulting Services B.V. This Agreement became effective on October 26, 2006, after the satisfaction of certain conditions to effectiveness. Under this Agreement, these Greif subsidiaries agreed to purchase shares and assets that constitute the new steel drum business, the closure business, the bulk bag business and certain other industrial packaging businesses from the Blagden Group. The businesses to be acquired are located in Europe and Asia. The purchase price is subject to adjustment based on working capital and other conditions at the closing. The transactions are subject to the completion by the parties of customary closing conditions for transactions of this type.

Section 8 – Other Events

Item 8.01 Other Events.

On October 26, 2006, Greif, Inc. issued a press release (the “Release”) announcing the definitive agreement to acquire Blagden Packaging Group’s steel drum manufacturing, closures and bulk bag businesses in Europe and Asia, subject to certain conditions. The full text of the Release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(c): Exhibits

Exhibit No.	Description
99.1	Press release issued by Greif, Inc. on October 26, 2006 announcing the definitive agreement to acquire Blagden Packaging Group’s steel drum manufacturing and, closures and bulk bag business in Europe and Asia, subject to certain conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: October 30, 2006	By:	/s/ Donald S. Huml
Donald S. Huml
Executive Vice President and Chief Financial Officer
(Duly Authorized Signatory)

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release issued by Greif, Inc. on October 26, 2006 announcing the definitive agreement to acquire Blagden Packaging Group’s steel drum manufacturing and, closures and bulk bag business in Europe and Asia, subject to certain conditions.